Obtaining Control of Credit Suisse Commodity
Return Strategy Fund A

As of April 30, 2016 Charles Schwab owned
7,289,954 shares of the Fund which represented
33.50% of the Fund.   As of October 31, 2016,
Charles Schwab owned 5,171,644 shares of the Fund, which represented 26.35% of the Fund.
Accordingly, Charles Schwab continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity
Return Strategy Fund C

As of April 30, 2016 Merrill Lynch ("Shareholder")
owned 432,623 shares which represented 28.68% of
the Fund.   As of October, 31, 2016, Merrill Lynch
("Shareholder") owned 424,232 shares of the Fund,
which represented 29.56% of the outstanding shares
of the Fund.   Accordingly, Shareholder continues
to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Commodity
Return Strategy Fund I

As of April 30, 2016 Edward D Jones & Co. owed
more 207,650,545 shares of the Fund, which
represented 25.95% of the Fund.  As of October 31,
2016 No shareholder owed more than 25% of the
Fund.    Accordingly, Shareholder has ceased to be
a controlling person of the Fund.